UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                 SCHEDULE 13G/A


                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*


                             Books-A-Million, Inc.
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                                (Name of Issuer)


                     Common Stock, par value $.01 per share
--------------------------------------------------------------------------------
                         (Title of Class and Securities)


                                  098570-10-4
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                                 (CUSIP Number)


                               December 31, 2005
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             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [  ]     Rule 13d-1(b)

         [x]      Rule 13d-1(c)

         [  ]     Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No.   098570-10-4            SCHEDULE 13G/A                  Page 2 of  8
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(1)      NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

         Richard A. Rubin
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(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions):
                                                                      (a) [x]
                                                                      (b) [ ]
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(3)      SEC USE ONLY


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(4)      CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
--------------------------------------------------------------------------------
                    (5)      SOLE VOTING POWER
                             1,053,268 shares

                   -------------------------------------------------------------
 NUMBER OF          (6)      SHARED VOTING POWER
   SHARES                    0 shares
BENEFICIALLY
  OWNED BY         -------------------------------------------------------------
    EACH            (7)      SOLE DISPOSITIVE POWER
 REPORTING                   1,053,268 shares
   PERSON
    WITH           -------------------------------------------------------------
                    (8)      SHARED DISPOSITIVE POWER
                             0 shares

--------------------------------------------------------------------------------
(9)      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,053,268 shares
--------------------------------------------------------------------------------
(10)     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
         (See Instructions)                                               [ ]

--------------------------------------------------------------------------------
(11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         6.37%
--------------------------------------------------------------------------------
(12)     TYPE OF REPORTING PERSON (See Instructions)

         IN
--------------------------------------------------------------------------------

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CUSIP No.   098570-10-4            SCHEDULE 13G/A                  Page 3 of  8
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--------------------------------------------------------------------------------
(1)      NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

         Hawkeye Capital Management, LLC - 134 092 634
--------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions):
                                                                      (a) [x]
                                                                      (b) [ ]
--------------------------------------------------------------------------------
(3)      SEC USE ONLY


--------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
--------------------------------------------------------------------------------
                    (5)      SOLE VOTING POWER
                             0 shares

                   -------------------------------------------------------------
 NUMBER OF          (6)      SHARED VOTING POWER
   SHARES                    0 shares
BENEFICIALLY
  OWNED BY         -------------------------------------------------------------
    EACH            (7)      SOLE DISPOSITIVE POWER
 REPORTING                   0 shares
   PERSON
    WITH           -------------------------------------------------------------
                    (8)      SHARED DISPOSITIVE POWER
                             0 shares

--------------------------------------------------------------------------------
(9)      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,053,268 shares
--------------------------------------------------------------------------------
(10)     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
         (See Instructions)                                               [ ]

--------------------------------------------------------------------------------
(11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         6.37%
--------------------------------------------------------------------------------
(12)     TYPE OF REPORTING PERSON (See Instructions)

         OO
--------------------------------------------------------------------------------

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CUSIP No.   098570-10-4            SCHEDULE 13G/A                  Page 4 of  8
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--------------------------------------------------------------------------------
(1)      NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

         Hawkeye Capital Master - 98 046 6159
--------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions):
                                                                      (a) [x]
                                                                      (b) [ ]
--------------------------------------------------------------------------------
(3)      SEC USE ONLY


--------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION

         Cayman Islands
--------------------------------------------------------------------------------
                    (5)      SOLE VOTING POWER
                             0 shares

                   -------------------------------------------------------------
 NUMBER OF          (6)      SHARED VOTING POWER
   SHARES                    0 shares
BENEFICIALLY
  OWNED BY         -------------------------------------------------------------
    EACH            (7)      SOLE DISPOSITIVE POWER
 REPORTING                   0 shares
   PERSON
    WITH           -------------------------------------------------------------
                    (8)      SHARED DISPOSITIVE POWER
                             0 shares

--------------------------------------------------------------------------------
(9)      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,053,268 shares
--------------------------------------------------------------------------------
(10)     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
         (See Instructions)                                               [ ]

--------------------------------------------------------------------------------
(11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         6.37%
--------------------------------------------------------------------------------
(12)     TYPE OF REPORTING PERSON (See Instructions)

         OO
--------------------------------------------------------------------------------

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CUSIP No.   098570-10-4            SCHEDULE 13G/A                  Page 5 of  8
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Item 1(a).      Name of Issuer:

                Books-A-Million, Inc.

Item 1(b).      Address of Issuer's Principal Executive Offices:

                402 Industrial Lane
                Birmingham, Alabama 35211

Item 2(a).      Name of Persons Filing:

                This Schedule 13G/A is being filed jointly by Richard A. Rubin, Hawkeye Capital Management, LLC and Hawkeye Capital Master (collectively the "Reporting Persons") with respect to shares of Common Stock of Books-A-Million, Inc. which the Reporting Persons may be deemed to beneficially own pursuant to
Section 13(d) of the Exchange Act.

Item 2(b).      Address of Principal Business Office or, if None, Residence:

                The principal place of business for Richard A. Rubin and Hawkeye Capital Management, LLC is:

                800 Third Avenue, 10th Floor
                New York, NY 10022

                The principal place of business for Hawkeye Capital Master is:

                P.O. Box 897GT
                One Capital Place
                Georgetown, Grand Cayman
                Cayman Islands

Item 2(c).      Citizenship:

                Richard A. Rubin is a citizen of the United States. Hawkeye Capital Management, LLC was organized in the United States. Hawkeye Capital Master was organized in the Cayman Islands.

Item 2(d).      Title of Class of Securities:

                Common Stock, par value $.01 per share

Item 2(e).      CUSIP Number:

                098570-10-4

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CUSIP No.   098570-10-4            SCHEDULE 13G/A                  Page 6 of  8
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Item 3.         If This Statement is Filed Pursuant to Sections 240.13d-1(b) or
                240.13d-2(b), Check Whether the Person Filing is a:

                Not applicable.

Item 4.         Ownership.

                (a)    Amount Beneficially Owned:  1,053,268 shares

                (b)    Percent of Class: 6.37%

                Hawkeye Capital Master, a pooled investment vehicle organized as a Cayman Islands series trust, owns 1,053,268 shares of Books-A-Million, Inc. Common Stock which may be deemed to be beneficially owned by each Reporting Person and as to which Richard Rubin has sole voting power and dispositive power in his role as manager of Hawkeye Capital Management, LLC, the manager of Hawkeye Capital Master.

Item 5.       Ownership of Five Percent or Less of a Class.

              Not applicable.

Item 6.       Ownership of More than Five Percent on Behalf of Another Person.

              Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Controlling Person.

              Not applicable.

Item 8.       Identification and Classification of Members of the Group.

              Not applicable.

Item 9.       Notice of Dissolution of Group

              Not applicable.

Item 10.      Certification

              By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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CUSIP No.   098570-10-4            SCHEDULE 13G/A                  Page 7 of  8
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                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                     January 25, 2006
                                     Date


                                     /s/ Richard A. Rubin
                                     -------------------------------------------
                                     Richard A. Rubin

                                     /s/ Richard A. Rubin
                                     -------------------------------------------
                                     Hawkeye Capital Management, LLC
                                     by Richard A. Rubin, Manager

                                     /s/ Richard A. Rubin
                                     -------------------------------------------
                                     Hawkeye Capital Master
                                     by Richard A. Rubin,
                                     Manager of Hawkeye Capital Management, LLC,
                                     Manager of Hawkeye Capital Master

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CUSIP No.   098570-10-4            SCHEDULE 13G/A                  Page 8 of  8
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                                                                       EXHIBIT A

               JOINT FILING AGREEMENT PURSUANT TO RULE 13d-1(k)(1)


         This agreement is made pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934 (the "Act") by and among the parties listed below, each referred to herein as a "Joint Filer". The Joint Filers agree that a statement of beneficial ownership as required by Section 13(d) of the Act and the Rules thereunder may be filed on each of their behalf on Schedule 13D or
Schedule 13G, as appropriate, with respect to their ownership of the Common Stock, $.01 par value per share, of Books-A-Million, Inc., and that said joint filing may thereafter be amended by further joint filings. The Joint Filers state that they each satisfy the requirements for making a joint filing under Rule 13d-1. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the undersigned hereby execute this Joint Filing Agreement as of the 25th day of January, 2006.


                                     /s/ Richard A. Rubin
                                     -------------------------------------------
                                     Richard A. Rubin

                                     /s/ Richard A. Rubin
                                     -------------------------------------------
                                     Hawkeye Capital Management, LLC
                                     by Richard A. Rubin, Manager

                                     /s/ Richard A. Rubin
                                     -------------------------------------------
                                     Hawkeye Capital Master
                                     by Richard A. Rubin,
                                     Manager of Hawkeye Capital Management, LLC,
                                     Manager of Hawkeye Capital Master